LETTER AMENDMENT to the ADVISORY AGREEMENT

                                     Between

                           U.S. GLOBAL ACCOLADE FUNDS

                                       And

                           U.S. GLOBAL INVESTORS, INC.



January 28, 2005

U.S. Global Investors, Inc.
7900 Callaghan Road
San Antonio, Texas 78229

Gentlemen:

Pursuant to Section 1(b) of the Advisory Agreement dated September 21, 1994, between U.S. Global Accolade Funds (the "Trust") and U.S. Global Investors, Inc. (the "Adviser"), please be advised that the Trust has established one new series of its shares, namely, the Global Emerging Markets Fund, and please be further advised that the Trust desires to retain the Adviser to render management and investment advisory services under the Advisory Agreement to this fund at the fees stated below:

                          Global Emerging Markets Fund

        Monthly Average Net Assets                1/12 of 1.375%

Please state below whether you are willing to render such services at the fees stated above.

                                               U.S. GLOBAL ACCOLADE FUNDS



Attest: /s/Laura Bogert                        By:/s/Susan B. McGee
        ------------------------                  ------------------------------
        Secretary                                 Executive Vice President


Date:January 28, 2005
     ----------------




We are willing to render management and investment advisory services to the Global Emerging Markets Fund at the fee stated above.

                                               U.S. GLOBAL INVESTORS, INC.



Attest: /s/Susan B McGee                       By:/s/Frank E. Holmes
        ----------------------                 --------------------------
       Secretary                               Chief Executive Officer


Date: January 28, 2005
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